FOR IMMEDIATE RELEASE

Contact: Barry R. Sloane

Phone: 781-393- 4150

Fax: 781-393-4070

CENTURY BANK AND TRUST COMPANY ENTERS INTO AN INVESTMENT MANAGEMENT AGREEMENT WITH BLACKROCK FINANCIAL MANAGEMENT, INC.

MEDFORD, Mass.—October 29, 2004—Century Bank and Trust Company (“Century”), a wholly-owned subsidiary of Century Bancorp, Inc. (NASDAQ: CNBKA) (www.century-bank.com) is pleased to announce that it has entered into an Investment Management Agreement dated October 28, 2004 with BlackRock Financial Management, Inc. for Century’s Available For Sale securities portfolio.

BlackRock Financial Management, Inc. is majority owned by BlackRock, Inc and under the terms of agreement entered into with Century Bank & Trust Company, will have portfolio management authority for approximately $470 million of the company’s investment securities. Century is continuously evaluating strategic opportunities that will enhance its franchise. After careful consideration, Century believes that BlackRock will help it achieve improvements in the company’s yield and total return on its investment portfolio.

BlackRock is one of the largest publicly traded investment management firms in the United States with roughly $323 billion of assets under management at September 30, 2004. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Clients are served from BlackRock’s headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Singapore, Sidney, Tokyo and Wilmington. BlackRock is majority owned by The PNC Financial Group, Inc. (NYSE: PNC) and by BlackRock employees.

Century Bank and Trust Company, a wholly-owned subsidiary of Century Bancorp, Inc., is a $1.6 billion asset state chartered full-service commercial bank, operating twenty-two full-service branches in the Greater Boston area, and offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender. Corporate Headquarters located at 400 Mystic Avenue, Medford, MA 02155. 866.8.CENTURY.

This press release contains “forward-looking statements” with respect to the financial condition, results of operations and business of Century. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, whether improvements in yield and total return will be achieved with respect to Century’s investment portfolio. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Century Bancorp, Inc. are contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. Century undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.